Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Rise Companies Corp. of our report dated April 15, 2021, relating to the consolidated financial statements of Rise Companies Corp. as of December 31, 2020 and for the year then ended.

/s/ RSM US LLP

McLean, Virginia

April 27, 2022